Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "FELICITEX THERAPEUTICS INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF DECEMBER, A.D. 2021, AT 4:51 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5149611 8100
SR# 20214270136

Authentication: 202322951
Date: 01-05-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:51 PM 12/30/2021
FILED 04:51 PM 12/30/2021
SR 20214270136 - File Number 5149611

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FELICITEX THERAPEUTICS INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Felicitex Therapeutics Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "**General Corporation Law**"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Felicitex Therapeutics Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 4, 2012 under the name Felicitex Therapeutics Inc.

2. That the original Certificate of Incorporation of the Corporation filed with the secretary of State of the State of Delaware on May 4, 2012 and was amend by (i) a Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 18, 2012, (ii) Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 13, 2013, (iii) Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 31, 2014, and (iv) Second Certificate of Amendment to Second Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 27, 2017.

3. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Felicitex Therapeutics Inc. (the "**Corporation**").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808-1674. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.0001 par value per share ("**Common Stock**").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of its Common Stock the sole class of capital stock of the Corporation.

Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding).

FIFTH: Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written by ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents

or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of December, 2021.

DocuSigned by:
Maria Vilenchik
E70C2D78127A47C...

By:______________________________
Name: Maria Vilenchik
Title: President & CEO

[Signature Page to Third Amended and Restated Certificate of Incorporation of Felicitex Therapeutics Inc.]